Exhibit (j)

CUSTODY AGREEMENT

by and among

DESTRA CAPITAL ADVISORS LLC,

for and on behalf of each of the entities listed on Appendix A and in its individual capacity

and

THE BANK OF NEW YORK MELLON

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SECTION 7 – ASSET CALCULATION SERVICE		13
7.1	Fund Value	13
7.2	Total Net Asset Value	14
7.3	Net Asset Value; Participating Investor Units	14
7.4	Reconciliation; Transmission of TNA and/or NAV	14
7.5	Restatement of TNA and/or NAV Calculated by the Custodian	14

SECTION 8 – provisions regarding custodian		15
8.1	Standard of Care	15
8.2	Duties	15
8.3	Limitation on Liability	15
8.4	Force Majeure	17
8.5	Fees	17
8.6	Indemnification	17
8.7	Compliance with Applicable Law	18

SECTION 9 – aMENDMENT; TERMINATION; ASSIGNMENT		18
9.1	Amendment	18
9.2	Termination	18
9.3	Successors and Assigns	18

SECTION 10 – aDDITIONAL PROVISIONS		19
10.1	Non-Custody Assets	19
10.2	Appropriate Action	19
10.3	Governing Law	19
10.4	Representations	19
10.5	USA PATRIOT Act	20
10.6	Non-Fiduciary Status	20
10.7	Notices	20
10.8	Entire Agreement	20
10.9	No Third Party Beneficiaries	20
10.10	Execution in Counterparts	20

APPENDIX A – List of Entities		22

EXHIBIT A – Cross-Trading Information		23

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CUSTODY AGREEMENT

AGREEMENT effective as of the first day of March, 2018 (“Agreement”), by and among DESTRA CAPITAL ADVISORS LLC (“Destra”), a limited liability company organized under the laws of the state of Delaware, for and on behalf of each of the entities listed on Appendix A attached hereto (each individually the “Client”) and in its individual capacity, and THE BANK OF NEW YORK MELLON, a bank organized under the laws of the state of New York (the “Custodian”).

WHEREAS, the Client, Destra and the Custodian desire to establish, and may from time to time establish, one or more custody accounts to provide for the safekeeping and recordkeeping of certain property of the Client.

NOW, THEREFORE, the Client, Destra and the Custodian, each intending to be legally bound, agree as follows:

SECTION 1 – CUSTODY ACCOUNTS; INSTRUCTIONS

1.1         Definitions. Whenever used in this Agreement, the following words shall have the meanings set forth below:

“Act” shall mean the Shareholders Communications Act of 1985, as amended.

“Account” or “Accounts” shall have the meaning set forth in Section 1.2.

“Authorized Instructions” shall have the meaning set forth in Section 1.4.

“Authorized Person” shall mean any Person authorized by the Client to give Oral or Written Instructions with respect to one or more Accounts or with respect to foreign exchange, derivative investments or information and transactional web-based services provided by the Custodian or a BNY Mellon Affiliate. Authorized Persons shall include Persons authorized by an Authorized Person. Authorized Persons, their signatures and the extent of their authority shall be provided by Written Instructions. The Custodian may conclusively rely on the authority of such Authorized Persons until it receives a Written Instruction to the contrary.

“BNY Mellon Affiliate” shall mean any direct or indirect subsidiary of The Bank of New York Mellon Corporation.

“Book-Entry System” shall mean the U.S. Federal Reserve/Treasury book-entry system for receiving and delivering securities, its successors and nominees.

“Business Day” shall mean any day on which the Custodian and relevant Depositories and Subcustodians are open for business; provided that for purposes of Section 7 hereof, “Business Day” shall have the meaning set forth under Section 7.1.

“CIP” shall have the meaning set forth under Section 10.6.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Country Risk Events” shall have the meaning set forth in Section 2.1.

“Data Providers” shall mean pricing vendors, analytics providers, brokers, dealers, investment managers, Authorized Persons, Subcustodians, Depositories and any other Person providing Market Data to the Custodian.

“Data Terms Website” shall mean http://www.bnymellon.com/products/assetservicing/vendoragreement.pdf or any successor website the address of which is provided by the Custodian to the Client.

“Depository” shall include the Book-Entry System, the Depository Trust Company, Euroclear, Clearstream Banking S.A., the Canadian Depository System, CLS Bank and any other securities depository, book-entry system or clearing agency (and their respective successors and nominees) authorized to act as a securities depository, book-entry system or clearing agency pursuant to applicable law.

“Economic Sanctions Compliance Program” shall mean those programs, policies, procedures and measures designed to ensure compliance with, and prevent violations of, Sanctions.

“Exemption” shall have the meaning set forth in Section 2.6(e).

“Fund” shall have the meaning set forth in Section 7.1.

“Indemnified Parties” shall have the meaning set forth in Section 8.6.

“Losses” shall mean, collectively, losses, costs, expenses, damages, liabilities and claims.

“Market Data” shall mean pricing or other data related to Securities and other assets. Market data includes but is not limited to security identifiers, valuations, bond ratings, classification data, and other data received from investment managers and others.

“NAV” shall have the meaning set forth in Section 7.1.

“Non-Custody Assets” shall have the meaning set forth in Section 10.1.

“Operational Losses” shall have the meaning set forth in Section 2.2.

“Oral Instructions” shall mean instructions expressed in spoken words received by the Custodian.

“Person” or “Persons” shall mean any entity or individual.

“Required Care” shall have the meaning set forth in Section 2.2.

“Sanctions” shall mean all economic sanctions, laws, rules, regulations, executive orders and requirements administered by any governmental authority of the U.S. (including the U.S. Office of Foreign Assets Control) and the European Union (including any national jurisdiction or member state thereof), in addition to any other applicable authority with jurisdiction over Destra.

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“Securities” shall include, without limitation, any common stock and other equity securities, depository receipts, limited partnership and limited liability company interests, bonds, debentures and other debt securities, notes or other obligations, and any instruments representing rights to receive, purchase, or subscribe for the same, or representing any other rights or interests therein (whether represented by a certificate or held in a Depository, with a Subcustodian or on the books of the issuer) that are acceptable to the Custodian.

“Subcustodian” shall mean a bank or other financial institution (other than a Depository) that is utilized by the Custodian or by a BNY Mellon Affiliate, in its discretion, in connection with the purchase, sale or custody of Securities or cash hereunder.

“Tax Obligations” shall mean taxes, withholding, certification and reporting requirements, claims for exemptions or refund, interest, penalties, additions to tax and other related expenses.

“Third Party Service Provider” shall mean a service provider hired by the Custodian to provide, or to assist the Custodian with providing, value-added services requested by the Client.

“TNA” shall have the meaning set forth in Section 7.1.

“Valuation Date” shall have the meaning set forth in Section 7.1.

“Units” shall have the meaning set forth in Section 7.3.

“Written Instructions” shall mean written communications received by the Custodian by S.W.I.F.T., overnight delivery, postal services, facsimile transmission, email, on-line communication system or other method or system, each as specified by the Custodian as available for use in connection with the services hereunder.

1.2         Establishment of Account. Destra, acting on behalf of the Client, hereby represents that (a) it has the authority under the documents establishing the Client to appoint the Custodian as custodian pursuant to this Agreement, or (b) the authority to appoint the Custodian as custodian pursuant to this Agreement has been properly delegated to Destra by the person or entity with such authority under the documents establishing the Client. The Client hereby appoints the Custodian as custodian of all Securities and cash at any time delivered to the Custodian to be held under this Agreement. The Custodian hereby accepts such appointment and agrees to establish and maintain one or more accounts in which the Custodian will hold Securities and cash as provided herein. Such accounts (each, an “Account” and collectively, the “Accounts”) shall be in the name of the Client. Each Account established under this Agreement shall be maintained separately pursuant to the direction of the applicable Client and shall be set forth on Appendix A. A separate custody agreement with respect to each Client shall be deemed to have been established by the parties hereto, the terms of which are set forth under this Agreement.

1.3         Distributions. The Custodian shall make distributions or transfers out of an Account pursuant to Authorized Instructions. In making payments to service providers pursuant to Authorized Instructions, the Client acknowledges that the Custodian is acting in an administrative or ministerial capacity, and not as the payor, for tax information reporting and withholding purposes.

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1.4         Authorized Instructions. The Custodian shall be entitled to rely upon any Oral or Written Instructions actually received by the Custodian and reasonably believed by the Custodian to be from an Authorized Person (“Authorized Instructions”). The Client agrees that an Authorized Person shall forward to the Custodian Written Instructions confirming Oral Instructions by the close of business of the same day that such Oral Instructions are given to the Custodian. The Custodian may act on such Oral Instructions but is not obligated to do so until Written Instructions are received. The Client agrees that the fact that Written Instructions confirming Oral Instructions are not received or that contrary Written Instructions are received by the Custodian shall in no way affect the validity or enforceability of transactions authorized by such Oral Instructions and effected by the Custodian.

1.5         Authentication. If the Custodian receives Written Instructions that appear on their face to have been transmitted by an Authorized Person via (i) facsimile, email, or other electronic method that is not secure, or (ii) secure electronic transmission containing applicable authorization codes, passwords or authentication keys, the Client understands and agrees that the Custodian cannot determine the identity of the actual sender of such Written Instructions and that the Custodian shall be entitled to conclusively presume that such Written Instructions have been sent by an Authorized Person and are Authorized Instructions. The Client shall be responsible for ensuring that only Authorized Persons transmit such Written Instructions to the Custodian and that all Authorized Persons treat applicable user and authorization codes, passwords and authentication keys with extreme care.

1.6         Security Procedure. The Client acknowledges and agrees that it is fully informed of the protections and risks associated with the various methods of transmitting Written Instructions to the Custodian and that there may be more secure methods of transmitting Written Instructions than the method selected by the sender. The Client agrees that the security procedures, if any, to be followed in connection with a transmission of Written Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances.

1.7         On-Line Systems. If an Authorized Person elects to transmit Written Instructions through an on-line communication system offered by the Custodian, the use thereof shall be subject to any terms and conditions contained in a separate written agreement. If the Client or an Authorized Person elects, with the Custodian’s prior consent, to transmit Written Instructions through an on-line communications service owned or operated by a third party, the Client agrees that the Custodian shall not be responsible or liable for the reliability or availability of any such service.

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SECTION 2 – CUSTODY SERVICES

2.1         Holding Securities. Subject to the terms hereof, the Client hereby authorizes the Custodian to hold any Securities in registered form in the name of the Custodian or one of its nominees. Securities held for the Client hereunder shall be segregated on the Custodian’s books and records from the Custodian’s own property. The Custodian shall be entitled to utilize Subcustodians and Depositories in connection with its performance hereunder. Securities and cash held through Subcustodians shall be held subject to the terms and conditions of the Custodian’s or a BNY Mellon Affiliate’s agreements with such Subcustodians. Securities and cash deposited by the Custodian in a Depository will be held subject to the rules, terms and conditions of such Depository. Subcustodians may hold Securities in Depositories in which such Subcustodians participate. Unless otherwise required by local law or practice or a particular subcustodian agreement, Securities deposited with Subcustodians will be held in a commingled account in the name of the Custodian or a BNY Mellon Affiliate for its clients. The Custodian shall identify on its books and records the Securities and cash belonging to the Client, whether held directly or indirectly through Depositories or Subcustodians. In no event shall the Custodian be liable for any Losses arising out of holding of Securities or cash in any particular country, including but not limited to, Losses resulting from nationalization, expropriation or other governmental actions; regulation of the banking or securities industry; exchange or currency controls or restrictions, devaluations or fluctuations or currency redenomination; availability of Securities or cash or market conditions which prevent the transfer of property or the execution of Securities transactions or affect the value of property (“Country Risk Events”).

2.2         Subcustodians. The Custodian shall exercise reasonable care in the selection or retention, monitoring and continued use of Subcustodians in light of prevailing rules, practices, procedures and circumstances in the relevant market (the “Required Care”).

With respect to any Losses incurred as a result of the acts or the failure to act by any Subcustodian (“Operational Losses”, which specifically excludes Losses arising out of or relating to Country Risk Events), the Custodian shall be liable for:

a.           Operational Losses with respect to Securities or cash held by the Custodian with or through a BNY Mellon Affiliate; and

b.           Operational Losses with respect to Securities or cash held by the Custodian with or through a Subcustodian (other than a BNY Mellon Affiliate) to the extent that such Operational Losses were directly caused by failure on the part of the Custodian to exercise Required Care.

With respect to all other Operational Losses not covered by clauses (a) and (b) above, the Custodian shall take appropriate action to recover Operational Losses from such Subcustodian, and Custodian’s sole liability shall be limited to amounts recovered from such Subcustodian (exclusive of costs and expenses incurred by Custodian).

In addition, the Custodian shall be liable for repayment to the Client of cash credited to the Client’s Account and credited to the Client’s or the Custodian’s cash account at the Subcustodian that the Custodian is not able to recover from the Subcustodian (other than as a result of Country Risk Events).

2.3         Depositories. The Custodian shall have no liability whatsoever for the action or inaction of any Depository or for any Losses resulting from the maintenance of Securities with a Depository. The Custodian shall be liable to repay cash credited to the Client’s Account and credited to the Client’s, the Custodian’s or the Subcustodian’s account at such Depository (other than as a result of Country Risk Events).

2.4         Agents. The Custodian may appoint agents, including BNY Mellon Affiliates, on such terms and conditions as it deems appropriate to perform its services hereunder. Except as otherwise specifically provided herein, no such appointment shall discharge the Custodian from its obligations hereunder.

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2.5         Custodian Actions without Direction. With respect to the Securities held hereunder, the Custodian shall:

a.           Receive income and other payments due to the Account;

b.           Carry out any exchanges of Securities or other corporate actions not requiring discretionary decisions;

c.           Facilitate access by the Client or its designee to ballots or online systems to assist in the voting of proxies received for eligible positions of Securities held in the Account (excluding bankruptcy matters);

d.           Forward to the Client or its designee information (or summaries of information) that the Custodian receives from Depositories or Subcustodians concerning Securities in the Account (excluding bankruptcy matters);

e.           Forward to the Client or its designee an initial notice of bankruptcy cases relating to Securities held in the Account and a notice of any required action related to such bankruptcy cases as may be received by the Custodian. No further action or notification related to the bankruptcy case shall be required;

f.            Endorse for collection checks, drafts or other negotiable instruments received on behalf of the Account;

g.           Execute and deliver, solely in its custodial capacity, certificates, documents or instruments incidental to the Custodian’s performance under this Agreement; and

h.           Report the asset positions of the Account as of such date or dates as the Client and the Custodian may agree upon; provided, however, that except to the extent that the Client directs the Custodian (as indicated on Appendix A), and the Custodian consents, to provide the Client with a TNA calculation service and/or NAV calculation service (pursuant to Section 7 below), the Custodian does not undertake any duty or responsibility to report prices or quotes with respect to assets held pursuant to this Agreement notwithstanding that prices or quotes may be reflected on statements or reports of the Custodian.

2.6         Custodian Actions with Direction. The Custodian shall take the following actions in the administration of the Account only pursuant to Authorized Instructions:

a.           Settle purchases and sales of Securities and process other transactions, including, without limitation, free receipts and deliveries;

b.           Take actions necessary to settle transactions in connection with futures or options contracts, short-selling programs, foreign exchange or foreign exchange contracts, swaps and other derivative investments;

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c.           Deliver Securities in the Account if an Authorized Person advises the Custodian that the Client has entered into a separate securities lending agreement, provided that the Client executes such agreements as Custodian may require in connection with such arrangements;

d.           Deposit available cash in interest bearing accounts in the banking department of the Custodian or an affiliated banking organization;

e.           Invest available cash in any collective investment fund, to the extent that the Client is an eligible investor with respect to any such collective investment fund, including a collective investment fund maintained by the Custodian or BNY Mellon Affiliate for collective investment of employee benefit trusts. To the extent that any investment is made in any such collective investment fund designed for investment by certain entities that are comprised solely of assets of employee benefit plan arrangements described under Section 401(a) or 414(d) of the Code, the Client hereby represents and confirms that the Client is either: (i) a tax-exempt trust pursuant to Section 501(a) of the Code, consisting solely of assets of qualified plans within the meaning of Section 401(a) of the Code, and that the trust expressly permits the commingling of its assets with assets of other trusts through the medium of collective investment funds, and that the trust expressly provides that to the extent of its equitable share in such collective investment fund, the declaration of trust of said collective investment fund shall be deemed a part of the trust; or (ii) a governmental plan within the meaning of Section 414(d) of the Code and the declaration of trust of said collective investment fund and the trust thereby created shall be a part of this Agreement and of the governmental plan. The Client agrees to notify the Custodian immediately in the event the Client ceases to be tax exempt under (i) or (ii) above. The Client expressly understands and agrees that any such collective investment fund may provide for the lending of its securities by the collective investment fund trustee and that such collective investment fund trustee will receive compensation for the lending of securities that is separate from any compensation of the Custodian hereunder, or any compensation of the collective investment fund trustee for the management of such fund. The Custodian is authorized to invest in a collective fund which invests in The Bank of New York Mellon Corporation stock in accordance with the terms and conditions of the Department of Labor Prohibited Transaction Exemption 95-56 (the “Exemption”) granted to Mellon Bank, N.A. and its affiliates and to use a cross-trading program in accordance with the Exemption. The Client acknowledges receipt of the notice entitled “Cross-Trading Information”, a copy of which is attached to this Agreement as Exhibit A; and

f.            Take any other action as necessary to perform its duties hereunder as directed pursuant to Authorized Instructions.

2.7         Foreign Exchange Transactions. Any foreign exchange transaction effected by the Custodian in connection with this Agreement may be entered with the Custodian or a BNY Mellon Affiliate acting as a principal or otherwise through customary channels. The Client or other Authorized Person may issue standing Written Instructions with respect to foreign exchange transactions, but the Custodian may establish rules or limitations concerning any foreign exchange facility made available to the Client. With respect to foreign exchange transactions done through The Bank of New York Mellon's Global Markets FX Desk, it is acting as a principal counterparty on its own behalf and is not acting as a fiduciary or agent for, or in connection with, the Client, Destra, any investment manager or the Account.

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SECTION 3 – CORPORATE ACTIONS

3.1         Notification. The Custodian shall notify the Client or its designee of rights or discretionary corporate actions as promptly as practicable under the circumstances, provided that the Custodian in its capacity as custodian has actually received notice of such right or discretionary corporate action from the relevant Subcustodian or Depository. Without actual receipt by the Custodian in its capacity as custodian, the Custodian shall have no liability for failing to so notify the Client.

3.2         Direction. Whenever there are voluntary rights that may be exercised or alternate courses of action that may be taken by reason of the Client’s ownership of Securities, the Client or its designee shall be responsible for making any decisions relating thereto and for directing the Custodian to act. In order for the Custodian to act, it must receive Authorized Instructions using the Custodian generated form or clearly marked as instructions, addressed as the Custodian may from time to time request, by such time as the Custodian shall advise the Client or its designee. If the Custodian does not receive Authorized Instructions by such deadline, the Custodian shall not be liable for failure to take any action relating to or to exercise any rights conferred by such Securities.

3.3         Partial Redemptions, Payments, Etc. The Custodian shall promptly advise the Client or its designee upon its notification of a partial redemption, partial payment or other action with respect to a Security affecting fewer than all such Securities held within the Account. If the Custodian, any Subcustodian or Depository holds any Securities affected by one of the events described, the Custodian, the Subcustodian or Depository may select the Securities to participate in such partial redemption, partial payment or other action in any non-discriminatory manner that it customarily uses to make such selection.

SECTION 4 – SETTLEMENT OF TRADES

4.1         Trading Instructions. Promptly after each purchase or sale of Securities by the Client, an Authorized Person shall deliver, or cause to be delivered, to the Custodian Authorized Instructions specifying all information necessary for the Custodian to settle such purchases or sales. For the purpose of settling purchases of Securities, the Client shall provide the Custodian with sufficient immediately available funds for all such transactions by such time and date as conditions in the relevant market dictate.

4.2         Contractual Settlement and Income. The Custodian may, as a matter of bookkeeping convenience, credit the Account with the proceeds from the sale, redemption or other disposition of Securities or interest, dividends or other distributions payable on Securities prior to its actual receipt of final payment therefor. All such credits shall be conditional until the Custodian’s actual receipt of final payment and may be reversed by the Custodian to the extent that final payment is not received. Payment with respect to a transaction will not be “final” until the Custodian shall have received immediately available funds that under applicable local law, rule or practice are irreversible and not subject to any security interest, levy or other encumbrance, and that are specifically applicable to such transaction.

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4.3         Trade Settlement. Transactions will be settled using practices customary in the jurisdiction or market where the transaction occurs. The Client understands that when the Custodian is instructed to deliver Securities against payment, delivery of such Securities and receipt of payment therefor may not be completed simultaneously. In such cases, the Custodian shall have no responsibility for nonreceipt of payment or late payment, or nondelivery of Securities or late delivery of Securities.

SECTION 5 – dEPOSITS AND ADVANCES

5.1         Deposits. The Custodian may hold cash in Accounts or may arrange to have such cash held by a BNY Mellon Affiliate, or Subcustodian or with a Depository. Where cash is on deposit with the Custodian, a Subcustodian, a BNY Mellon Affiliate, or a Depository, it will be subject to the terms of this Agreement and such deposit terms and conditions as may be issued by such entity from time to time.

5.2         Sweep. Cash may be swept to investment vehicles offered by the Custodian or to other investment vehicles as directed by the Client or other Authorized Person. Cash may be uninvested when it is received or reconciled to an Account after the deadline to be swept into a target vehicle, or when held for short periods of time related to transaction settlements. The Client acknowledges that, as part of the Custodian’s compensation, the Custodian will earn interest on cash balances held by the Custodian, including disbursement balances and balances arising from purchase and sale transactions, as provided in the Custodian’s indirect compensation disclosures.

5.3         Overdrafts and Indebtedness. The Custodian may, in its sole discretion, advance funds in any currency hereunder. If an overdraft occurs in an Account (including, without limitation, overdrafts incurred in connection with the settlement of securities transactions, funds transfers or foreign exchange transactions) or if the Client is for any other reason indebted to the Custodian, the Custodian shall be entitled, and the Client authorizes the Custodian, to collect from the Account the amount of the advance, overdraft or indebtedness, plus accrued interest at a rate then charged by the Custodian to its institutional custody clients in the relevant currency.

5.4         Securing Repayment. In order to secure repayment of the Client’s obligations (whether or not matured) to the Custodian, the Client hereby pledges and grants to the Custodian a continuing first lien and security interest in, and right of setoff against: (a) all of the Client’s right, title and interest in and to all Accounts in the Client’s name and the Securities, money and other property now or hereafter held in such Accounts (including proceeds thereof) and (b) any other property at any time held by the Custodian for the Client; provided that the Client does not grant the Custodian a security interest in any Securities issued by an affiliate of the Custodian (as defined in Section 23A of the Federal Reserve Act). The Client represents that it owns the Securities in the Account free and clear of all liens, claims, security interests, and the first lien and security interest granted herein shall be subject to no setoffs, counterclaims, or other liens prior to or on a parity with it in favor of any other party (other than specific liens granted preferred status by statute). The Client shall take any additional steps required to assure the Custodian of such priority security interest, including notifying third parties or obtaining their consent. The Custodian shall be entitled to collect from the Accounts sufficient cash for reimbursement, and if such cash is insufficient, to sell the Securities in the Accounts to the extent necessary to obtain reimbursement. In this regard, the Custodian shall be entitled to all the rights and remedies of a pledgee and secured creditor as if the Client is in default under applicable laws, rules or regulations as then in effect.

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5.5         Setoff. The Custodian has the right to debit any cash in the Accounts for any amount payable by the Client in connection with any and all obligations of the Client to Custodian whether or not relating to or arising under this Agreement. In addition to the rights of the Custodian under applicable law and other agreements, at any time when the Client shall not have honored any and all of its obligations to the Custodian, the Custodian shall have the right without notice to the Client to retain or set-off against such obligations of the Client any cash the Custodian or a BNY Mellon Affiliate may directly or indirectly hold for the Client, and any obligations (whether or not matured) that the Custodian or a BNY Mellon Affiliate may have to the Client in any currency. Any such asset of, or obligation to, the Client may be transferred to the Custodian and any BNY Mellon Affiliate in order to effect the above rights. The foregoing rights and remedies set forth under this paragraph shall not apply to the extent prohibited by applicable law.

5.6         Investment of Cash or Securities of Participating Investors. In the event that (a) cash or securities of a participating investor in the Client are delivered to and accepted by the Custodian prior to a date agreed upon by the Client and the participating investor for investment in the Client with respect to such investor, or (b) cash or securities of a participating investor are transferred from the Client for purposes of funding a redemption or sale of an interest in the Client prior to actual distribution to the participating investor account other than to the segregated account contemplated by this Section but subsequent to the participating investor having an interest in the Client, the Client hereby directs the Custodian to hold such cash or securities in a segregated account established solely for the benefit of such participating investor until the date of investment in the Client or such distribution to the participating investor, as the case may be, pursuant to Authorized Instructions. To the extent of such participating investor’s interest in any such segregated account, such participating investor shall be deemed to have no interest in the Client for purposes of any investment gain or loss experienced by other participating investors in the Client generally. Such cash or securities so held in any such segregated account shall be invested for the benefit of such investor as determined by the Client in its respective sole discretion, and the Client shall direct the Custodian with respect to any such investments. All income, expenses, gains and losses associated with such participating investor segregated account shall be attributed to such participating investor. Any such segregated account shall be considered as an account established and maintained solely in connection with an investment in the Client and, as such, each such segregated account shall not be treated as, or otherwise deemed to represent, a separate arrangement directly between the participating investor and the Custodian. All other relevant provisions of this Agreement shall apply with respect to any such participating investor segregated account.

SECTION 6 – TAXES, REPORTS, RECORDS and other matters

6.1         Tax Obligations. The Client shall be liable for all taxes, assessments, duties and other governmental charges, including interest and penalties, with respect to any cash and Securities held on behalf of the Client and any transaction related thereto. To the extent that the Custodian has received relevant and necessary information with respect to the Account, the Custodian shall perform the following services with respect to Tax Obligations:

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a.           The Custodian shall, upon receipt of sufficient information, file claims for exemptions or refunds with respect to withheld foreign (non-United States) taxes in instances in which such claims are appropriate;

b.           The Custodian shall withhold appropriate amounts, as required by United States tax laws, with respect to amounts received on behalf of nonresident aliens upon receipt of Written Instructions; and

c.           The Custodian shall provide to the Client such information received by the Custodian that could, in the Custodian’s reasonable belief, assist the Client or its designee in the submission of any reports or returns with respect to Tax Obligations. An Authorized Person shall inform the Custodian in writing as to which party or parties shall receive information from the Custodian.

6.2         Pricing and Other Data. Subject to the provisions of Section 2.5(h) above, in providing Market Data related to the Accounts in connection with this Agreement, the Custodian is authorized to use Data Providers. The Custodian may follow Authorized Instructions in providing pricing or other Market Data, even if such instructions direct the Custodian to override its usual procedures and Market Data sources. The Custodian shall be entitled to rely without inquiry on all Market Data (and all Authorized Instructions related to Market Data) provided to it, and the Custodian shall not be liable for any Losses incurred as a result of Market Data that contains errors or that is inaccurate or incomplete. The Client acknowledges that certain pricing or valuation information may be based on calculated amounts rather than actual market transactions and may not reflect actual market values, and that the variance between such calculated amounts and actual market values may be material. The Custodian shall not be required to inquire into the pricing of any Securities or other assets even though the Custodian may receive different prices for the same Securities or assets. Market Data may be the intellectual property of the Data Providers, which may impose additional terms and conditions upon the Client’s use of the Market Data. The additional terms and conditions can be found on the Data Terms Website. The Client agrees to those terms as they are posted in the Data Terms Website from time to time. Certain Third-Party Service Providers may not utilize the Client’s or other Authorized Person’s directed price due to system constraints or differing data sources. Performance measurement and analytic services may use different data sources than those used by the Custodian to provide Market Data for the Account, which may result in differences between custodial reports and performance measurement and analytic reports.

6.3         Statements and Reports. The Custodian shall make available to the Client a monthly report (or report for such other time period to which the parties hereto may agree upon from time to time) of all transfers to or from the Accounts and a statement of all holdings in the Accounts as of the last Business Day of each month (or as of such other time period to which the parties may agree upon from time to time). The Client may elect to receive certain information electronically through the Internet to an email address specified by it for such purpose. By electing to use the Internet for this purpose, the Client acknowledges that such transmissions are not encrypted and therefore are not secure. The Client further acknowledges that there are other risks inherent in communicating through the Internet such as the possibility of virus contamination and disruptions in service, and agrees that the Custodian shall not be responsible for any loss, damage or expense suffered or incurred by the Client or any person claiming by or through the Client as a result of the use of such methods.

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6.4         Review of Reports. If, within ninety (90) days after the Custodian makes available to the Client a statement with respect to the Accounts, the Client has not given the Custodian written notice of any exception or objection thereto, the statement shall be deemed to have been approved, and in such case, the Custodian shall not be liable for any claims concerning such statements.

6.5         Inspection of Books and Records. The Client shall have the right, at its own expense and with reasonable prior written notice to the Custodian, to inspect the Custodian’s books and records directly relating to the Account during normal business hours or to designate an accountant to make such inspection.

6.6         Required Disclosure. With respect to Securities that are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or that are issued by an issuer registered under the Investment Company Act of 1940, as amended, Section 14(b) of the Exchange Act and Rule 14b-2 promulgated thereunder require the Custodian to disclose to issuers of such Securities, upon their request, the name, address and securities position of the Custodian’s clients who are “beneficial owners” (as defined in the Exchange Act) of the issuer’s Securities, unless the beneficial owner objects to such disclosure. The Exchange Act defines a “beneficial owner” as any person who has or shares the power to vote a security (pursuant to an agreement or otherwise) or who directs the voting of a security. The Client has designated on the signature page hereof, whether: (1) as beneficial owner, it objects to the disclosure of its name, address and securities position to any U.S. issuer that requests such information pursuant to the Exchange Act for the specific purpose of direct communications between such issuer and the Client; or (2) the Custodian shall contact the Client’s investment manager with respect to relevant Securities to make the decision whether it objects to the disclosure of the beneficial owner’s name, address and securities position to any U.S. issuer that requests such information pursuant to the Exchange Act.

With respect to Securities issued outside the United States, the Custodian shall disclose information required by any Depository, the laws or regulations of the relevant jurisdiction, rules of the relevant stock exchange or organizational documents of an issuer. The Custodian is also authorized to supply any information regarding the Accounts that is required by any law, regulation or rules now or hereafter in effect. The Client agrees to supply the Custodian with any required information if it is not otherwise reasonably available to the Custodian.

6.7         Centralized Functions. The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Mellon Group”). The BNY Mellon Group may centralize functions, including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more affiliates, subsidiaries and third-party service providers. Solely in connection with the Centralized Functions, (i) the Client and Destra each consents to the disclosure of, and authorizes the Custodian to disclose, information regarding the Client, Destra and the Accounts (“Customer-Related Data”) to the BNY Mellon Group and to its third-party service providers who are subject to confidentiality obligations with respect to such information and (ii) the Custodian may store the names and business addresses of the Client’s and Destra’s employees on the systems or in the records of the BNY Mellon Group or its service providers. In addition, the BNY Mellon Group may aggregate Customer-Related Data with other data collected and/or calculated by the BNY Mellon Group, and the BNY Mellon Group will own all such aggregated data, provided that the BNY Mellon Group shall not distribute the aggregated data in a format that identifies Customer-Related Data with the Client or Destra. The Client and Destra each is authorized to consent to the foregoing and confirms that the disclosure to and storage by the BNY Mellon Group of such information does not violate any relevant data protection legislation. In addition, the Custodian may disclose Customer-Related Data as required by law or at the request of any governmental or regulatory authority.

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6.8         Sanctions.

a.           Throughout the term of this Agreement, Destra and the Client each: (i) shall maintain, and comply with, an Economic Sanctions Compliance Program which includes measures to accomplish effective and timely scanning of all relevant data with respect to its clients and with respect to incoming or outgoing assets or transactions; (ii) shall ensure that neither Destra nor the Client nor any of its affiliates, directors, officers, employees or clients (to the extent such clients are covered by this Agreement) is an individual or entity that is, or is owned or controlled by an individual or entity that is: (A) the target of Sanctions, or (B) located, organized or resident in a country or territory that is, or whose government is, the target of Sanctions; and (iii) shall not, directly or indirectly, use the Accounts in any manner that would result in a violation of Sanctions.

b.           Destra and the Client each will promptly provide to Custodian such information as Custodian reasonably requests in connection with the matters referenced in this Section 6.8, including information regarding the Accounts, the assets held or to be held in the Accounts, the source thereof, and the identity of any individual or entity having or claiming an interest therein. Custodian may decline to act or provide services in respect of any Account, and take such other actions as it, in its reasonable discretion, deems necessary or advisable, in connection with the matters referenced in this Section 6.8. If Custodian declines to act or provide services as provided in the preceding sentence, except as otherwise prohibited by applicable law or official request, Custodian will inform Destra as soon as reasonably practicable.

SECTION 7 – asset calculation service

7.1         Fund Value. If the Client directs the Custodian (as indicated on Appendix A attached hereto), and the Custodian consents, the Custodian shall provide to the Client, its service providers or its agents for each Valuation Date (defined below) a total net asset (“TNA”) calculation service and/or a net asset value (“NAV”) calculation service for each portfolio (each such portfolio referred to as a "Fund") designated by the Client and agreed to by the Custodian in accordance with Sections 7.2 and 7.3 below, as applicable. "Business Day" shall mean any day that the New York Stock Exchange is open for trading. Each day on which any such value is calculated is referred to as a "Valuation Date." A Valuation Date shall be any such Business Day or Business Days as the Client and the Custodian shall agree upon from time to time.

Notwithstanding the foregoing, in the event that Destra (and/or the Client on behalf of which Destra acts hereunder) engages The Bank of New York Mellon to act as administrator of, or to provide administrative services for, any such Client pursuant to a separate written agreement between Destra (and/or any such Client) and The Bank of New York Mellon, where the services provided pursuant to such written agreement include the calculation and reporting of a TNA and/or NAV, the provisions directly relating thereto, as reflected in any such separate written agreement, shall govern.

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7.2         Total Net Asset Value. The TNA of a Fund on a Valuation Date shall equal the aggregate value of the assets of a Fund less the value of the accrued liabilities of a Fund. The TNA of a Fund shall be calculated in accordance with generally recognized procedures and utilizing pricing and other data as provided under Section 6.2 of this Agreement.

7.3         Net Asset Value; Participating Investor Units. (i) A Fund shall be divided into units of participation (“Units”). The dollar value of one Unit of a Fund shall be called the NAV. The initial NAV shall be $10.00 unless otherwise directed by the Client. Thereafter, the NAV shall be calculated by dividing the TNA of a Fund by the number of Units outstanding on a Valuation Date as determined by the Custodian or as reported to the Custodian from the Client, its service providers or its agents. Provided that the TNA of a Fund on a Valuation Date and the total value of each participating investor’s interest in a Fund on such Valuation Date remain the same, the Client may direct the Custodian to increase or decrease the total number of outstanding Units of a Fund with a corresponding change in the NAV of a Fund.

(ii)         If directed by the Client and with the consent of the Custodian, the Custodian shall also maintain one or more accounts to reflect the beneficial interest of each participating investor in a Fund, expressed by the number of Units and fractions of a Unit allocated to each participating investor in accordance with such guidelines as may be agreed upon from time to time by the Client and the Custodian.

7.4         Reconciliation; Transmission of TNA and/or NAV. (i) The Client shall assist, and shall cause its Authorized Persons, service providers and agents to assist, with the reconciliation of a Fund’s investment transactions and asset and liability positions. In the event that the Custodian receives information from the Client or its Authorized Persons, service providers or agents, the Custodian shall be entitled to rely upon, and shall be fully protected when relying upon and acting in accordance with, any such information (including, but not limited to, underlying investment vehicle values and information concerning purchases and sales or other information necessary for the Custodian to calculate any such TNA or NAV).

(ii) The Custodian shall transmit or otherwise make available to the Client or the Client's service provider or agent for each Valuation Date the TNA and/or NAV of such Fund, and the Units outstanding (as applicable), as of the Valuation Date.

7.5         Restatement of TNA and/or NAV Calculated by the Custodian. (i) In the event that there has been a misstatement of the TNA and/or NAV calculated by the Custodian as a part of its TNA or NAV calculation service with respect to any Valuation Date, irrespective of the nature or cause of the event or error resulting in a misstatement of the TNA and/or NAV the following shall apply: (A) the Custodian shall not be required to restate the TNA and/or NAV and participating investor accounts will not otherwise be corrected if the discrepancy in the stated NAV to the corrected NAV is less than one-half of one percent (.005 or 50 basis points); and (B) the Custodian shall restate the TNA and/or NAV and participating investor accounts shall be corrected if the NAV of a Fund is incorrect and the discrepancy is equal to or greater than one-half of one percent (.005 or 50 basis points) of the correct NAV.

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(ii)         In the event of a purchase of Units of a Fund by a participating investor associated with a misstated NAV, irrespective of the nature or cause of the event or error resulting in a misstated NAV, and in the event that participating investor accounts are to be corrected pursuant to subsection 7.5(i) above, each affected participating investor's account shall be corrected by effecting a purchase of Units of the relevant Fund using the corrected NAV and the dollar amount equal to the dollar amount associated with the purchase of Units at the misstated NAV.

(iii)        In the event of a sale of Units of a Fund by a participating investor associated with a misstated NAV, irrespective of the nature or cause of the event or error resulting in a misstated NAV, and in the event that participating investor accounts are to be corrected pursuant to subsection 7.5(i) above, each participating investor's account shall be corrected, to the extent practicable, by using the corrected NAV and effecting a sale of Units of the relevant Fund as may be necessary to generate proceeds equal to the dollar amount of proceeds distributed to or otherwise transferred for the benefit of such affected participating investor. In the event that there are insufficient Units of such Fund for a participating investor to enable any such corrected sale transaction to be effected, the Client acknowledges that such participating investor shall have received an amount in excess of the amount to which such participating investor was entitled and the Client shall cause the participating investor to repay to such Fund any such amount distributed to or otherwise transferred for the benefit of each affected participating investor in excess of the amount to which the participating investor was entitled had the sale proceeds been calculated at the corrected NAV.

(iv)        The administrative costs of making corrections to the TNA, NAV, and/or participating investor accounts, as the case may be, shall be borne by the Fund, to the extent permitted by applicable law, and otherwise borne by the Client or other responsible person(s), provided that the Custodian shall not be a responsible person except to the extent that the Custodian has been negligent in the performance of its duties under this Agreement.

SECTION 8 - provisions regarding custodian

8.1         Standard of Care. In performing its duties under this Agreement, the Custodian shall exercise the standard of care and diligence that a professional custodian would observe in these affairs.

8.2         Duties. The duties of the Custodian shall only be those specifically undertaken pursuant to this Agreement and shall be subject to such other limits on liability as are set out herein.

8.3         Limitation on Liability.

a.           The Custodian shall not be liable for Losses except to the extent that such Losses are a direct result of the Custodian’s negligence or willful misconduct.

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b.           The Custodian shall not be liable to the Client for indirect, consequential or special damages arising in connection with this Agreement even if the Custodian has been advised of the possibility of such damages;

c.           The Custodian shall not be responsible for the title, validity or genuineness of any Securities or evidence of title thereto received by it or delivered by it pursuant to this Agreement or for Securities held hereunder being freely transferable or deliverable without encumbrance in any relevant market;

d.           The Custodian shall not be responsible for the failure to receive payment of, or the late payment of, income or other payments due to the Account;

e.           The Custodian shall have no duty to take any action to collect any amount payable on Securities in default or if payment is refused after due demand and presentment;

f.            The Custodian may obtain the advice of counsel and shall be fully protected with respect to anything done or omitted by it in good faith in conformity with such advice;

g.           The Custodian shall have no duty or responsibility to inquire into, make recommendations, supervise, or determine the suitability of any transactions affecting any Account and shall have no liability with respect to the Client’s or an Authorized Person’s decision to invest in Securities or to hold cash in any currency;

h.           The Custodian shall have no responsibility if the rules or procedures imposed by Depositories, exchange controls, asset freezes or other laws, rules, regulations or orders at any time prohibit or impose burdens or costs on the transfer of Securities or cash to, by or for the account of the Client;

i.            The Custodian shall have no liability for any Losses arising from the insolvency of any Person, including but not limited to a Subcustodian, Depository, broker, bank, and a counterparty to the settlement of a transaction or to a foreign exchange transaction, except as provided in Sections 2.2 and 2.3 above;

j.            The Custodian shall not be responsible or liable for (i) compliance with any U.S. state or federal securities laws or regulations or any other laws and regulations of any jurisdictions, as the same may relate to establishing, maintaining, operating or terminating the Client (including, without limitation, any offer, sale or distribution of the shares of, or interests in, the Client), and the commingling of assets of the participating investors for investment purposes), or (ii) any adverse tax consequences with respect to the assets held hereunder (including, without limitation, the commingling of assets of the participating investors for investment purposes); and

k.          The Custodian shall have no duty or responsibility to perform due diligence on any participating investor in the Client or to otherwise determine that any participating investor is engaged in money laundering or terrorist financing activities or is subject to the sanctions programs administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), which duty and responsibility shall be solely that of the Client.

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8.4         Force Majeure. Notwithstanding anything in this Agreement to the contrary, the Custodian shall not be responsible or liable for any failure to perform under this Agreement or for any Losses to the Account resulting from any event beyond the reasonable control of the Custodian.

8.5         Fees. The Client shall pay to the Custodian the fees and charges as may be specifically agreed upon from time to time and such other fees and charges at the Custodian’s standard rates for such services as may be applicable. The Client shall also reimburse the Custodian for out-of-pocket expenses that are a normal incident of the services provided hereunder.

8.6         Indemnification. The Custodian, its officers, directors, employees, shareholders, affiliates, successors and agents and any person who controls the Custodian within the meaning of Section 15 of the Securities Act of 1933, as amended, (collectively the “Indemnified Parties” and each individually an “Indemnified Party”) shall be indemnified and held harmless by Destra, in its individual capacity, and by the Client, jointly and severally, against any and all losses, costs, claims, damages, expenses and liabilities, joint or several, (including, but not limited to, any reasonable investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit, proceeding or claim) which such Indemnified Parties may become subject to or liable for: (i) by reason of the Custodian acting as custodian under this Agreement, except to the extent resulting from the Custodian’s negligence or willful misconduct in the performance of its custodial duties as specifically set forth under this Agreement; or (ii) based upon or arising out of (a) any violation by the Client, Destra, any Authorized Person or any other person of any U.S. state or federal securities laws or regulations or any other applicable laws or regulations of any jurisdictions, (b) any adverse tax consequence that may result from the commingling of assets of the participating investors for investment purposes or (c) any matter as to which this Agreement provides that the Custodian is not responsible or liable and/or is fully protected against. The parties agree that the foregoing shall include reasonable counsel fees and expenses incurred by the Custodian in its successful defense of claims that are asserted by the Client against the Custodian relating to or arising out of the performance of the Custodian’s obligations under this Agreement.

The Custodian agrees to indemnify and to hold harmless Destra, in its individual capacity, and the Client from all claims, liabilities, losses, damages and expenses, including reasonable attorneys’ fees and expenses, arising out of the willful misconduct or negligence of the Custodian in the performance of its custodial duties as specifically set forth under this Agreement. This indemnification shall survive the termination of this Agreement.

This section shall survive the termination of this Agreement.

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8.7         Compliance with Applicable Law. The Client hereby represents and warrants that all actions taken, or to be taken, by or on behalf of the Client in connection with establishing, maintaining, operating or terminating the Client (including, without limitation, any offer, sale or distribution of the shares of, or interest in, the Client, and the commingling of assets of the participating investors for investment purposes) shall be done in compliance with all applicable U.S. state and federal securities laws and regulations and all other applicable laws and regulations of all applicable jurisdictions. The Client hereby further represents and warrants that it has examined the tax consequences of commingling assets hereunder of participating investors for investment purposes and has determined that each participating investor, and the participants and beneficiaries thereunder (as applicable), shall not incur adverse tax consequences as a result of such commingling of assets. The Client hereby represents that it has an effective compliance program designed to ensure compliance with applicable laws and regulations with respect to the Client, and there have been no material violations of applicable policies in connection with such program that are reasonably likely to have an adverse effect on the Client or the relationship with the Custodian hereunder.

The Client represents to the Custodian that the Client has taken, and/or will timely take, reasonable measures to confirm that none of the participating investors in the Client are subject to any OFAC sanctions program and, if the Client learns or suspects to the contrary, the Client shall promptly notify the Custodian.

SECTION 9 – aMENDMENT; TERMINATION; ASSIGNMENT

9.1         Amendment. This Agreement may be amended only by written agreement between the parties hereto. Appendix A to this Agreement may be amended from time to time to (a) accommodate one or more additional entities, (b) remove one or more then existing entities covered by this Agreement, or (c) otherwise revise certain information with respect to one or more entities as reflected thereon by attaching to this Agreement an amended copy of such Appendix A (substantially in the form of the Sample Amendment to Appendix A attached hereto) executed by the parties to this Agreement.

9.2         Termination. Any party may terminate this Agreement by giving to the other affected party(ies) a notice in writing specifying the date of such termination, which shall be not less than ninety (90) days after the date of such notice. Upon termination hereof, the Client shall pay to the Custodian such compensation as may be due to Custodian, and shall likewise reimburse the Custodian for other amounts payable or reimbursable to the Custodian hereunder with respect to such Client. Custodian shall follow such reasonable Written Instructions concerning the transfer of custody of records, Securities and other items as the Client shall give; provided that (a) the Custodian shall have no liability for shipping and insurance costs associated therewith, and (b) full payment shall have been made to the Custodian of its compensation, costs, expenses and other amounts to which it is entitled hereunder. If any Securities or cash remain in any Account after termination, the Custodian may deliver to the Client such Securities and cash. Except as otherwise provided herein, all obligations of the parties to each other hereunder shall cease upon termination of this Agreement.

9.3         Successors and Assigns. No party to this Agreement may assign this Agreement without the prior written consent of the other parties, except that (i) the Custodian may assign this Agreement to any BNY Mellon Affiliate, and (ii) any entity, that shall by merger, consolidation, purchase, or otherwise, succeed to substantially all the institutional custody business of the Custodian shall, upon such succession and without any appointment or other action by any other party, be and become successor custodian hereunder. The Custodian agrees to provide notice of such successor custodian to the other parties. Any assignment in violation of this provision shall be voidable at the option of the non-assigning party. This Agreement shall be binding upon, and inure to the benefit of each party and their respective successors and permitted assigns.

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SECTION 10 – aDDITIONAL PROVISIONS

10.1      Non-Custody Assets. As an accommodation to the Client, the Custodian may provide consolidated recordkeeping services pursuant to which the Custodian reflects on statements securities and other assets not held by the Custodian. Non-Custody Assets shall be designated on Custodian’s books as “shares not held” or by other similar characterization. The Client acknowledges and agrees that it shall have no security entitlement against the Custodian with respect to Non-Custody Assets, that the Custodian shall rely, without independent verification, on information provided by the Client or its designee regarding Non-Custody Assets (including but not limited to positions and market valuations), and that the Custodian shall have no responsibility whatsoever with respect to Non-Custody Assets or the accuracy of any information maintained on the Custodian’s books or set forth on account statements concerning Non-Custody Assets.

10.2      Appropriate Action. The Custodian is hereby authorized and empowered to take any action with respect to an Account that it deems necessary or appropriate to perform its obligations specifically set forth in this Agreement.

10.3       Governing Law. This Agreement and the establishment and maintenance of the Accounts, and all interests, duties and obligations with respect thereto, shall be construed in accordance with and governed by the substantive laws of the state of New York without regard to its conflict of laws provisions. The parties consent to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute hereunder. The Client and Destra each irrevocably waives any objection it may now or hereafter have to venue in such court and any claim that a proceeding brought in such court has been brought in an inconvenient forum. The parties hereby expressly waive, to the full extent permitted by applicable law, any right to trial by jury with respect to any judicial proceeding arising from or related to this Agreement.

10.4       Representations. Each party represents and warrants to the other party(ies) that it has full authority to enter into this Agreement upon the terms and conditions hereof and that the individual executing this Agreement on its behalf has the requisite authority to bind such party to this Agreement, and that the Agreement constitutes a binding obligation of such party enforceable in accordance with its terms.

The Client hereby represents and warrants that representations or other information relating to the Custodian (and its officers, directors, employees, successors, agents and affiliates) will not be communicated in any form by the Client (or any person or entity acting on behalf of the Client) to investors (or prospective investors) of the Client without the express written consent of the Custodian (which consent shall not be unreasonably withheld or delayed).

The Client acknowledges that the Custodian is entering into this Agreement and rendering services on the understanding that all of the representations, warranties and agreements of the Client in this Agreement are accurate and complete.

Destra and the Client each acknowledge that the representations and warranties in this Agreement are continuing in nature and agrees to notify the Custodian promptly in the event any of Destra’s and the Client’s representations are no longer accurate and complete.

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10.5      USA PATRIOT Act. The Client and Destra each hereby acknowledges that the Custodian is subject to federal laws, including the Customer Identification Program (“CIP”) requirements under the USA PATRIOT Act and its implementing regulations, pursuant to which the Custodian must obtain, verify and record information that allows the Custodian to identify the Client and Destra. Accordingly, prior to opening an Account hereunder, the Custodian will ask the Client and Destra to provide certain information including, but not limited to, the Client’s and Destra’s name, physical address, tax identification number and other information that will help the Custodian to identify and verify the Client’s and Destra’s identity, such as organizational documents, certificate of good standing, license to do business, or other pertinent identifying information. The Client and Destra agree that the Custodian cannot open an Account hereunder unless and until the Custodian verifies the Client’s and ’s identity in accordance with the Custodian’s CIP.

10.6      Non-Fiduciary Status. The Client hereby acknowledges and agrees that the Custodian is not a fiduciary by virtue of accepting and carrying out its obligations under this Agreement and has not accepted any fiduciary duties, responsibilities or liabilities with respect to its services hereunder.

10.7      Notices. Notices shall be in writing and shall be addressed to the Custodian or the Client at the address set forth on the signature page or such other address as either party may designate in writing to the other. All notices shall be effective upon receipt.

10.8      Entire Agreement. This Agreement and any related fee agreement constitute the entire agreement with respect to the matters dealt with herein, and supersede all previous agreements, whether oral or written, and documents with respect to such matters.

10.9      No Third Party Beneficiaries. All of the understandings, agreements, representations and warranties contained herein are solely for the benefit of the parties hereto, and there are no other parties who are intended to be benefited by this Agreement.

10.10    Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and said counterparts when taken together shall constitute but one and the same instrument and may be sufficiently evidenced by one set of counterparts.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the latest date set forth below.

Authorized Signer of:	Authorized Officer of:
DESTRA CAPITAL ADVISORS LLC for and on behalf of each of the entities listed on Appendix A and in its individual capacity	THE BANK OF NEW YORK MELLON

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

Address for Notice:	Address for Notice:
The Bank of New York Mellon
c/o BNY Mellon Asset Servicing

Attention:	Attention:

Pursuant to Section 6.6:

☐	as beneficial owner, Client objects to disclosure

☐	as beneficial owner, Client does not object to disclosure

☒	Custodian shall contact the Client’s investment manager with respect to relevant Securities to make the decision whether it objects to disclosure

IF NO BOX IS CHECKED, CUSTODIAN SHALL RELEASE SUCH INFORMATION UNTIL IT RECEIVES A CONTRARY WRITTEN INSTRUCTION FROM THE CLIENT.

BNY Mellon Multi-Fund Custody (revised 8-10-16)

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APPENDIX A

List of Entities

Client Name	Type of Entity	Tax Id. No.	Year End	Effective Date of Custody Services	Insert “TNA”, “TNA/NAV” or “No Service”*	Effective Date of Calculation Service or “No Service”
Destra International & Event Driven Credit Fund	Delaware Statutory Trust	82-4023965	12/31	03/01/2017	No Service	No Service

*Insert “TNA” or “TNA/NAV”, as applicable, to confirm the calculation service (as more fully described under this Agreement) to be provided by the Custodian and insert the effective date such service(s) shall commence. If the Client desires no such calculation service, insert “No Service” and the effective date, in which case the Custodian will not provide either a TNA calculation service or TNA/NAV calculation service. Insertion of “TNA”, “TNA/NAV” or “No Service” shall constitute a direction by the Client to the Custodian.

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EXHIBIT A

CROSS-TRADING INFORMATION

As part of the Cross-Trading Program covered by the Department of Labor Prohibited Transaction Exemption (“PTE”) 95-56 granted to Mellon Bank, N.A. and its affiliates (“BNY Mellon”), BNY Mellon is to provide to the Client the following information:

I.           The Existence of the Cross-Trading Program

BNY Mellon has developed and intends to utilize, wherever practicable, a Cross-Trading Program for Indexed Accounts and Large Accounts as those terms are defined in PTE 95-56.

II.          The “Triggering Events” Creating Cross-Trade Opportunities

In accordance with PTE 95-56, three “Triggering Events” may create opportunities for Cross-Trading transactions. They are generally the following (see PTE 95-56 for more information):

1.	A change in the composition or weighting of the index by the independent organization creating and maintaining the index;

2.	A change in the overall level of investment in an Indexed Account as a result of investments and withdrawals on the Indexed Account’s opening date, where the Indexed Account is a bank collective fund, or on any relevant date for non-bank collective funds; provided, however, a change in an Indexed Account resulting from investments or withdrawals of assets of BNY Mellon’s own plans (other than BNY Mellon’s defined contributions plans under which participants may direct among various investment options, including Indexed Accounts) are excluded as a “Triggering Events”; or

3.	A recorded declaration by BNY Mellon that an accumulation of cash in an Indexed Account attributable to interest or dividends on, and/or tender offers for portfolio securities equal to not more than .5% of the Indexed Account’s total value has occurred.

III.         The Pricing Mechanism Utilized for Securities Purchased or Sold

Securities will be valued at the current market value for the securities on the date of the crossing transaction.

Equity Securities - the current market value for the equity security will be the closing price on the day of trading as determined by an independent pricing service; unless the security was added to or deleted from an index after the close of trading, in which case the price will be the opening price for that security on the next business day after the announcement of the addition or deletion.

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Debt Securities - the current market value of the debt security will be the price determined by BNY Mellon as of the close of the day of trading according to the Securities and Exchange Commission’s Rule 17a-7(b)(4) under the Investment Company Act of 1940. Debt securities that are not reported securities or traded on an exchange, will be valued based on an average of the highest current independent bids and the lowest current independent offers on the day of cross trading. BNY Mellon will use reasonable inquiry to obtain such prices from at least three independent sources that are brokers or market makers. If there are fewer than three independent sources to price a certain debt security, the closing price quotations will be obtained from all available sources.

IV.          The Allocation Method

Direct cross-trade opportunities will be allocated among potential buyers or sellers of debt or equity securities on a pro-rata basis. With respect to equity securities, please note BNY Mellon imposes a trivial dollar amount constraint to reduce excessive custody ticket charges to participating accounts.

V.	Other Procedures Implemented by BNY Mellon for its Cross-Trading Practices

BNY Mellon has developed certain internal operational procedures for cross-trading debt and equity securities. These procedures are available upon request.

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SAMPLE AMENDMENT TO APPENDIX A

List of Entities

Appendix A to the Custody Agreement among DESTRA CAPITAL ADVISORS LLC, for and on behalf of each of the entities listed on this Appendix A and in its individual capacity, and THE BANK OF NEW YORK MELLON effective March 1, 2018 as amended (the “Agreement”) is hereby amended effective as of _______________ to read as follows:

Assets of the following entities shall be held pursuant to the Agreement as of the Effective Date of Custody Services.

Client Name	Type of Entity	Tax Id. No.	Year End	Effective Date of Custody Services	Insert “TNA”, “TNA/NAV” or “No Service”*	Effective Date of Calculation Service or “No Service”

*Insert “TNA” or “TNA/NAV”, as applicable, to confirm the calculation service (as more fully described under this Agreement) to be provided by the Custodian and insert the effective date such service(s) shall commence. If the Client desires no such calculation service, insert “No Service” and the effective date, in which case the Custodian will not provide either a TNA calculation service or TNA/NAV calculation service. Insertion of “TNA”, “TNA/NAV” or “No Service” shall constitute a direction by the Client to the Custodian.

Assets of the following entities shall no longer be held pursuant to the Agreement as of the Effective Date of Termination.

Client Name	Type of Entity	Tax ID #	Effective Date of Termination

Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms. Capitalized terms not specifically defined herein shall have the same meaning ascribed to them under the Agreement.

Each party represents and warrants to the other party(ies) that it has full authority to enter into this amended Appendix A to the Agreement upon the terms and conditions hereof and that the individual executing this amended Appendix A on its behalf has the requisite authority to bind such party to this amended Appendix A and the Agreement.

DESTRA CAPITAL ADVISORS LLC, for and on behalf of each of the entities listed on this Appendix A and in its individual capacity	THE BANK OF NEW YORK MELLON

By:	By:
Name:	Name:
Title:	Title:
Date:	Date: